TBPE REGISTERED ENGINEERING FIRM F-1580			FAX (713) 651-0849
1100 LOUISIANA	SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

EXHIBIT 23.4

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of EXCO Resources, Inc. to be filed with the Commission on or about August 2, 2017, of all references to our firm and information from our reserve report dated January 6, 2017 which appears as Exhibit 99.2 in the Annual Report on Form 10-K of EXCO Resources, Inc. for the year ended December 31, 2016.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

July 20, 2017

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